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                                                                      Exhibit 21

Registrant's Wholly-Owned Subsidiaries

Peerless Systems Imaging Products, Inc., a Washington corporation

Peerless KK, a Japanese corporation

Peerless Systems Foreign Sales Corporation (Barbados)